FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment (the “Amendment”) to the Rights Agreement, dated as of March __, 2006 (the “Agreement”), by and between Vestin Realty Mortgage II, Inc., a Maryland corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc. (formerly StockTrans, Inc.), as rights agent (the “Rights Agent”), is entered into as of July 9, 2012, by and between the Company and the Rights Agent.

RECITALS:

WHEREAS, the Company’s Board of Directors has determined that it is advisable and in the best interests of the Company to amend the Agreement in order to permit a stockholder, together with all affiliates and associates of such stockholder, other than Michael Shustek, to own up to 20% of the Company’s outstanding shares of common stock, par value $.0001 per share (the “Common Stock”), and Michael Shustek, together with all his affiliates and associates, to own up to 35% of the outstanding Common Stock.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency of which are acknowledged), the parties hereto agree as follows:

1. Definitions.  Except as otherwise indicated herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

2. Amendment to Section 1.  The definition of “Acquiring Person” set forth in Section 1(a) of the Agreement is hereby amended by deleting the first sentence of clause (a) thereof and inserting in place thereof the following:

“(a) “Acquiring Person” shall mean (i) any Person, other than Michael V. Shustek, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Company Common Stock then outstanding or (ii) Michael V. Shustek, if, together with all his Affiliates or Associates, he shall be the Beneficial Owner of 35% or more of the shares of Company Common Stock then outstanding.”

3. Miscellaneous.

a. Except as expressly modified hereby, the Agreement remains in full force and effect.  Upon the execution and delivery hereof, as of the day and year first above written, the Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the Amendment made hereby was originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth be read, taken and construed as one and the same instrument, but such Amendment shall not operate so as to render invalid or improper any action heretofore taken under the Agreement.

b. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

c. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Amendment and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Amendment as to the parties hereto and may be used in lieu of the original Amendment for all purposes.  Signatures of the parties hereto transmitted electronically or by facsimile shall be deemed to be their original signatures for all purposes

d. This Amendment and the Agreement, as amended hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

- Signature page follows -

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

VESTIN REALTY MORTGAGE II, INC.

By:           /s/ Michael Shustek______________
Name:           Michael Shustek
Title:           CEO, President and Secretary

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

By:           /s/ Peter Breen__________________

Name: Peter Breen

Title:           G.M.